Exhibit 99.1

STARWOOD PROPERTY TRUST SETS RECORD DATE AND DISTRIBUTION DATE FOR SPIN-OFF OF STARWOOD WAYPOINT RESIDENTIAL TRUST

GREENWICH, CONN. (January 14, 2014) — Starwood Property Trust, Inc. (NYSE: STWD) today announced that its Board of Directors has formally declared the distribution of common shares of Starwood Waypoint Residential Trust (“Starwood Waypoint”), a wholly owned subsidiary of Starwood Property Trust. The distribution will complete the spin-off of Starwood Waypoint from Starwood Property Trust. Following the distribution, Starwood Waypoint will be an independent, publicly-traded real estate investment trust (“REIT”) primarily focused on investing in U.S. single-family rental homes and non-performing residential mortgage loans.

The distribution will be made on or about January 31, 2014 (the “Distribution Date”) to Starwood Property Trust stockholders of record (“STWD Record Holders”) as of 5:00 p.m., Eastern Time, on January 24, 2014 (the “Record Date”).

On the Distribution Date, Starwood Property Trust will distribute all of the Starwood Waypoint common shares to STWD Record Holders. Each STWD Record Holder will receive one Starwood Waypoint common share for every five shares of Starwood Property Trust common stock held on the Record Date. STWD Record Holders are not required to take any action to receive Starwood Waypoint common shares in the distribution, and they will not be required to surrender or exchange their Starwood Property Trust shares. On the first trading day after the Distribution Date, February 3, 2014, Starwood Property Trust’s shares of common stock will continue to trade on the NYSE under the ticker symbol “STWD,” and Starwood Waypoint’s common shares will commence trading on the NYSE under the ticker symbol “SWAY.”

The distribution remains subject to the Securities and Exchange Commission (the “SEC”) declaring effective Starwood Waypoint’s registration statement on Form 10, which Starwood Property Trust expects to occur in the coming days.

A presentation containing more information regarding the spin-off of Starwood Waypoint will be available on Starwood Property Trust’s website, www.starwoodpropertytrust.com, in the “Investor Relations” Section.

Trading Before the Distribution Date

The New York Stock Exchange (“NYSE”) has informed Starwood Property Trust that, in connection with the spin-off, there will be three trading markets expected to begin on January 22 and to continue through and including January 31, 2014:

•                  In the “regular way” market (NYSE: STWD), shares of Starwood Property Trust common stock will trade with the right to the Starwood Waypoint common shares distributed on the Distribution Date.

•                  In the “ex-distribution” market (NYSE: STWD WI), shares of Starwood Property Trust common stock will trade without the right to the Starwood Waypoint common shares distributed on the Distribution Date.

•                  In the “when-issued” market (NYSE: SWAY WI), the right to the Starwood Waypoint common shares distributed on the Distribution Date will trade.

Starwood Property Trust stockholders are urged to consult their financial advisors and tax advisors regarding the particular consequences of the distribution in their situation, including, without limitation, the specific implications of selling Starwood Property Trust common stock on or prior to the Distribution Date and the applicability and effect of any U.S. federal, state, local and foreign tax laws.

About Starwood Property Trust

Starwood Property Trust is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. Starwood Property Trust, through its 2013 acquisition of LNR Property LLC (“LNR”), now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Investor Relations — Starwood Property Trust

Phone:  203-422-7788

Email: investorrelations@stwdreit.com

Media Relations — Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

Media Relations — Starwood Capital Group

Tom Johnson

Abernathy MacGregor

212-371-5999